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                          SUBORDINATED NOTE INTEREST RATES


                             EFFECTIVE OCTOBER 20, 1998


           These interest rates are subject to change from time to time.




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INVESTMENT AMOUNT             $1,000 - $24,999    $25,000 - $49,999   $50,000 - $99,999    Over $100,000
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                              INTEREST  ANNUAL    INTEREST  ANNUAL    INTEREST  ANNUAL    INTEREST  ANNUAL
     NOTE                      RATE %   YIELD %    RATE %   YIELD %    RATE %   YIELD %    RATE %   YIELD %
-----------------------------------------------------------------------------------------------------------
     90-Day Extendible (1)     8.00      8.24      8.25      8.51      8.50      8.77      8.75      9.04
    180-Day Extendible (1)     9.00      9.20      9.25      9.46      9.50      9.73      9.75      9.99
    365-Day Extendible (2)    10.00     10.00     10.25     10.25     10.50     10.50     10.75     10.75
   One Year Fixed-Term (2)    10.00     10.00     10.25     10.25     10.50     10.50     10.75     10.75
   Two Year Fixed-Term (3)    11.00     11.46     11.25     11.73     11.50     12.01     11.75     12.28
 Three Year Fixed-Term (3)    11.25     11.73     11.50     12.01     11.75     12.28     12.00     12.55
  Four Year Fixed-Term (3)    11.50     12.01     11.75     12.28     12.00     12.55     12.25     12.82
  Five Year Fixed-Term (3)    11.75     12.28     12.00     12.55     12.25     12.82     12.50     13.10
   Ten Year Fixed-Term (3)    12.00     12.55     12.25     12.82     12.50     13.10     12.75     13.37
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



(1) Earns simple interest. The Annual Yield calculation assumes that the term of the Note is extended sequentially for an entire year, that the interest earned during each term is included in the principal amount for the next term and that the listed interest rate is the interest rate for each term.

(2) Earns simple interest, which results in the Interest Rate and the Annual Yield being equal during the initial term.

(3) Interest compounds quarterly. The Annual Yield calculation assumes that accrued interest is paid annually.



            THIS IS A SUPPLEMENT TO THE PROSPECTUS DATED AUGUST 14, 1998